Exhibit 6.

                        Consent of Deloitte & Touche LLP


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-39110 of First Ameritas Variable Life Separate Account of our report dated February 13, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the National Association of Insurance Commissioners' Codification of Statutory Accounting Practices effective January 1, 2001) on the statutory financial statements of First Ameritas Life Insurance Corp. of New York and our report dated February 13, 2002 on the financial statements of the subaccounts of First Ameritas Variable Life Separate Account, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" in such Prospectus.



/s/ Deloitte & Touche LLP


Lincoln, Nebraska
April 18, 2002